Exhibit 99.1

West Virginia American Water Submits Rate Request Driven by $340 Million in Investment; Proposes New Low-Income Tariff for Customers in Need

Charleston, W.Va. (May 1, 2023) – West Virginia American Water filed a rate adjustment request today with the Public Service Commission of West Virginia (PSC) reflecting approximately $340 million in water and wastewater system investments made from 2020 through February 2025 to continue providing safe and reliable service. The company continues to make needed investments to replace aging infrastructure, comply with water quality and environmental regulations and meet customers’ water and wastewater service needs. If approved, new rates reflecting these investments would not go into effect until February 2024.

“This rate request provides for recovery of our investment from 2020 to present and seeks to facilitate future system investments into 2025,” said Robert Burton, president of West Virginia American Water. “The rates established in our last request did not recognize more than $48 million in system investments we had made by the time those rates took effect. Today’s filing seeks to remedy this investment recovery delay and to create long-term rate stability for our customers by accounting for the investment occurring throughout our water and wastewater systems.”

Recognizing the needs of our most vulnerable customers, the company is proposing a new Low-Income Tariff as part of this filing. This expanded, four-tiered proposal will better tailor rates to different levels of household income. Under this expanded tariff, eligible households would receive monthly bill discounts of between 15 and 65 percent for water and wastewater service. In addition to the proposed tariff, the current Department of Health and Human Resources 20 percent discount program and other customer assistance programs would continue.

“As a company, we believe that the service we provide must be safe, complying with all Environmental Protection Agency regulations and Safe Drinking Water Act standards; reliable, demonstrating resiliency in the face of adverse conditions; and affordable,” continued Burton. “With this in mind, we are pleased to expand our low-income options with our proposed tariff that will reduce rates for qualifying customers.”

If West Virginia American Water’s proposed rates are approved as requested in today’s filing, the monthly water bill for the average residential customer using 3,000 gallons per month would increase approximately $15 per month after factoring in the current Distribution System Improvement Charge (DSIC) currently appearing on customer bills. The average residential wastewater bill of 3,000 gallons would increase approximately $19 per month. New rates will not take effect until February 2024, following a 300-day statutory review by the PSC.

The PSC’s rate review process offers multiple opportunities for customer involvement. Customers can participate through written comments, attendance at public hearings, and consumer advocacy organizations that participate in the proceedings. For more information on the company’s rate proposal and to find out what actions customers may take, visit westvirginiaamwater.com and select “Your Water and Wastewater Rates” under the Customer Service menu.

About West Virginia American Water:
West Virginia American Water, a subsidiary of American Water (NYSE: AWK), is the largest investor-owned water utility in the state, providing high-quality and reliable water services to approximately 587,000 people.

About American Water:
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,500 dedicated professionals who provide regulated and regulated-like drinking water and wastewater services to more than 14 million people in 24 states. American Water provides safe, clean, affordable and reliable water services to our customers to help keep their lives flowing.

For more information, visit amwater.com and diversityataw.com. Follow American Water on Twitter, Facebook and LinkedIn.

AWK-IR

Media Contact:
Megan Hannah
Sr. Manager, Government and External Affairs
West Virginia American Water
Megan.Hannah@amwater.com
304-380-8455

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